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                                                                    Exhibit 23.2

                              ACCOUNTANTS' CONSENT

To the Directors of
GST Telecommunications, Inc.
(formerly Greenstar Telecommunications Inc.)


     We consent to the inclusion in the registration statement, filed October 23, 1997 on Form S-3 of GST Telecommunications, Inc. (formerly Greenstar Telecommunications Inc.) of our report dated December 8, 1994, relating to the consolidated statements of operations, shareholders' equity and cash flows of GST Telecommunications, Inc. for the thirteen months ended September 30, 1994 which report appears in the September 30, 1996 annual report on Form 10-K of GST Telecommunications, Inc., and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the registration statement.


/s/ KPMG
---------------------------------------------------------
Chartered Accountants

Vancouver, Canada

October 23, 1997